Exhibit 99.1

Vivos Therapeutics Closes Acquisition of Stake in SOD Sciences and 50% Interest in Pseudohypoxia Test, Opening a Potential Path to Access More Than 325,000 New Patients Through the AHA Channel

Transaction Expected to Add More Than $10 Million to Stockholders’ Equity as Vivos Forms Strategic Alliances Offering Potential New Revenue and Profit Opportunities

LITTLETON, Colo., October 19, 2026 — Vivos Therapeutics, Inc. (Nasdaq: VVOS) (“Vivos” or the “Company”) today announced that it has closed its acquisition of an 11% fully diluted equity interest in SOD Sciences, Inc. (“SOD Sciences” or “SOD”) and a 50% undivided co-ownership interest in SOD’s pseudohypoxia early-warning test, the “Primed Cell for Chronic Disease” test. In exchange, Vivos issued to SOD 12,000 shares of newly created Series C Convertible Preferred Stock with an aggregate stated value of $12 million. No cash consideration was paid by either party. Through the joint marketing arrangement to be negotiated with SOD following closing and SOD’s marketing relationship with Florida based CLIA-certified lab American Health Associates (“AHA”), Vivos also expects to obtain the opportunity to test and treat AHA’s more than 325,000 existing patients at approximately 3,000 assisted living facilities and nursing homes, many of whom are believed to be at elevated risk for OSA and for chronic diseases such as diabetes, cancer, and cardiovascular disease, subject to the negotiation and execution of definitive agreements and to final approval of the bankruptcy court in AHA’s pending bankruptcy proceeding.

“Today Vivos became more than a healthcare company just treating sleep apnea,” said R. Kirk Huntsman, Chairman and Chief Executive Officer of Vivos. “We expect this transaction to add more than $10 million to our stockholders’ equity, and we now own half of a test designed to identify patients whose sleep apnea may be contributing to chronic disease. With more than 2,600 sleep centers in the country and SOD’s channel partners behind us, we intend to take that test nationwide, and our FDA-cleared appliances treat the obstructive sleep apnea that may be contributing to the condition the test is designed to identify.”

The transaction at a glance

●	$10,380,000 of expected additional stockholders’ equity. Vivos issued 12,000 shares of Series C Convertible Preferred Stock with an aggregate stated value of $12,000,000, convertible at a fixed conversion price of $0.15 per share into up to 80,000,000 shares of common stock, subject to a 19.99% exchange cap pending stockholder approval and a 4.99% beneficial ownership limitation (which the holder may increase to 9.99% on 61 days’ notice). The conversion price represented a premium to the closing price of Vivos’ common stock on the date the agreement was signed. Vivos expects to record the SOD interest and the test interest as assets at fair value and to classify the preferred stock in permanent stockholders’ equity, resulting in an expected increase in stockholders’ equity of more than $10 million, subject to completion of the final valuation and review by the Company’s independent registered public accounting firm.

●	Half of a new test. Vivos owns an undivided 50% interest in the pseudohypoxia test and related intellectual property and is entitled to 50% of the contribution margin on sales of the test through any channel, by either company. Contribution margin should not be equated with revenue, net income or cash flow.

●	A potential national market. Following closing, Vivos and SOD expect to negotiate a separate agreement under which SOD’s ReBalU Protocol would be marketed to Vivos customers and U.S. sleep-testing centers on a 50/50 economic sharing basis. The Company believes the pseudohypoxia test could expand its diagnostic and therapeutic services offerings to the more than 2,600 sleep testing centers nationwide, to the more than 2,500 multi-location cardiology medical practices in the U.S., and to the approximately 3,000 assisted living centers and nursing homes currently serviced by AHA.

●	New channels for Vivos products. Under the joint marketing agreement to be negotiated following closing, SOD would market Vivos’ testing and device products through its AHA marketing relationship and its existing relationship with Cleveland Clinic Weston, with Vivos expected to retain the revenue from its sleep testing services and 80% of the contribution margin on sales of Vivos products through those channels (with SOD receiving 20%).

Management believes the closing of this transaction has the potential to be a transformational event for Vivos that could reshape and expand the Company’s market and services offerings to hundreds of thousands of new patients at high risk for OSA and related chronic diseases. SOD Sciences is expected to provide Vivos with new diagnostic and therapy products that Vivos believes to be highly synergistic with its core FDA-cleared and proprietary OSA treatment methods and technologies, subject to clinical validation and applicable regulatory requirements.

In addition, the close collaboration with SOD Sciences is expected to provide Vivos with access to established distribution channels, such as Cleveland Clinic Weston (Florida) and AHA, subject to the negotiation and execution of definitive agreements. Vivos management expects to meet later this week with senior clinical and administrative leadership at both the Cleveland Clinic (Florida) and AHA to begin working through execution logistics and timelines.

Management believes that, if definitive agreements with AHA are executed and the channel is implemented as contemplated, the AHA channel could represent a meaningful, potentially multi-million dollar, OSA sleep testing revenue opportunity for Vivos beginning in 2027, with limited capital and staffing outlays from Vivos. Management also sees potential additional revenue from Vivos oral appliance product sales and other related treatments. Remote patient monitoring and patient turnover in the target facilities may represent further revenue and profit opportunities that the Company would seek to quantify once the relationship is underway and further data is collected.

Any potential revenue or margin from the pseudohypoxia test or related products will depend on clinical validation, regulatory status, channel execution, testing volume, realized pricing, and the costs allocated under the definitive agreements. This release does not establish that the test predicts any conditions. Vivos’ oral-appliance FDA clearances do not extend to the test. Any potential revenue or margin from the AHA relationship remains subject to entry into definitive agreements and bankruptcy court approval.

Nasdaq Stockholders’ Equity Requirement

As previously disclosed, in April 2026 the Company received a notice from The Nasdaq Stock Market LLC that it did not satisfy the minimum stockholders’ equity requirement of $2.5 million for continued listing under Nasdaq Listing Rule 5550(b)(1). The Company believes that, giving effect to the transaction and the expected classification of the Series C Convertible Preferred Stock in permanent stockholders’ equity, its stockholders’ equity exceeds that requirement. Any determination that the Company has regained compliance is subject to Nasdaq’s review, and no assurance can be given that Nasdaq will concur or that the Company will be able to maintain compliance with this or any other continued listing requirement.

While the Company believes it has regained compliance with the stockholders’ equity requirement as a result of the closing of the transaction described herein, Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

About Vivos Therapeutics

Vivos Therapeutics, Inc. (Nasdaq: VVOS) is a medical technology and healthcare services company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. Vivos’ devices have been cleared by the U.S. Food and Drug Administration (FDA) for adult patients diagnosed with all severity levels of OSA and moderate-to-severe OSA in children ages 6 to 17. For more information, visit www.vivos.com.

About SOD Sciences

SOD Sciences, Inc. is a precision-health company and the developer of the ReBalU Protocol, which combines genetic and biomarker testing with a nutrition-based program and follow-up testing. SOD is also developing applications of its platform related to pseudohypoxia, including the pseudohypoxia early-warning test.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding: the expected increase in the Company’s stockholders’ equity and the anticipated accounting treatment of the Series C Convertible Preferred Stock and the acquired interests; the Company’s compliance with Nasdaq continued listing requirements; the negotiation and execution of the joint marketing agreement, the sleep-center agreement and definitive agreements with AHA and Cleveland Clinic Weston; the Company’s ability to test and treat patients through the AHA channel, including the outcome of AHA’s bankruptcy proceeding; the clinical utility, validation, regulatory status and commercial potential of the pseudohypoxia test and the ReBalU Protocol; anticipated revenue, margin and profit opportunities; the stockholder approval to be sought under Nasdaq Listing Rule 5635(a); and the expected benefits of the transaction. Words such as “expects,” “believes,” “intends,” “potential,” “could,” “may,” “would,” “contemplated” and similar expressions identify forward-looking statements.

These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including, without limitation, the risks that: (i) the Company’s independent registered public accounting firm or Nasdaq reaches conclusions regarding the accounting treatment of the transaction or the Company’s stockholders’ equity that differ from those anticipated; (ii) the Company does not regain or maintain compliance with Nasdaq’s continued listing requirements; (iii) the joint marketing agreement, the sleep-center agreement and definitive agreements with AHA and Cleveland Clinic Weston are not executed on the anticipated terms or at all; (iv) AHA does not emerge from bankruptcy, or the bankruptcy court does not approve the arrangements contemplated, on the anticipated timetable or at all; (v) the pseudohypoxia test does not achieve clinical validation, regulatory clearance or market acceptance; (vi) the anticipated revenue, margin and other benefits of the transaction are not realized; (vii) stockholder approval of the issuance of common stock upon conversion of the Series C Convertible Preferred Stock in excess of the exchange cap is not obtained; (viii) conversion of the Series C Convertible Preferred Stock results in dilution to existing stockholders; and (ix) the other risks described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor and media contacts

Vivos Therapeutics, Inc.: Investor Relations, investors@vivoslife.com

SOD Sciences, Inc.: info@sodsciences.com